Exhibit 99.1

CONTACT: ERNESTO BAUTISTA III, CFO

(281) 921-6400

Release #12-02

CARBO CERAMICS INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2011 EARNINGS

Conference Call Scheduled for Today, 10:00 a.m. Central Time

•      Quarterly revenues of $158.1 million were up 32 percent compared to the prior year

•      Net income of $33.1 million, or $1.43 per diluted share for the quarter

•      Full year 2011 diluted earnings per share of $5.62 versus $3.40 in 2010

HOUSTON, TX (January 26, 2012) — CARBO Ceramics Inc. (NYSE: CRR) today reported net income of $33.1 million, or $1.43 per diluted share, on revenues of $158.1 million for the quarter ended December 31, 2011.

President and CEO Gary Kolstad commented, “2011 was a record year for CARBO. Proppant volumes increased 19 percent year-over-year to 1.6 billion pounds. Revenues and net income increased 32 and 65 percent, respectively, year-over-year. We continued to focus on returning cash to our shareholders by increasing the quarterly dividend 20 percent. This marked the 11th consecutive year the Company has increased its dividend.

“For the fourth quarter 2011, proppant volumes increased 16 percent, revenues increased 32 percent and net income increased 59 percent when compared to the fourth quarter 2010. Notwithstanding this solid performance, the fourth quarter had its challenges beyond typical seasonality.

“The severe decline in natural gas prices during the quarter led E&Ps to reduce capital spending in natural gas basins and increase capital spending in liquids-rich basins. The largest impact associated with this shift in capital spending was a reduction of approximately 70 percent in our Haynesville proppant sales volumes from the third quarter of 2011, which was partially offset by growth in the liquids-rich plays and international markets.

“The growth of activity in liquids-rich plays contributed to logistical issues in the industry. These logistical issues burdened our distribution network. From our perspective, the industry’s response to the decline of activity in the Haynesville, reallocation of proppant supply and demand and adjustment to natural gas fundamentals will take some time to work out. During the fourth quarter 2011, we accelerated several distribution infrastructure investments to address the logistical challenges we faced.

“The economic success our clients achieve by utilizing our high conductivity proppant in their oil and natural gas wells continues to give us confidence in the long-term demand for our proppant,” Mr. Kolstad said.

Fourth Quarter Results

Revenues for the fourth quarter of 2011 increased 32 percent, or $38.5 million, when compared to the fourth quarter of 2010. North American (defined as Canada and the U.S.) proppant sales volume increased 16 percent while international proppant sales volume increased 21 percent, compared to the same period last year.

Operating profit for the fourth quarter of 2011 increased 59 percent, or $18.3 million, compared to the fourth quarter of 2010. This increase is primarily due to higher proppant sales volume, an increase in the average proppant selling price and a higher contribution from the Company’s other business units, partially offset by an increase in freight and logistics costs.

CARBO Ceramics Fourth Quarter and Fiscal Year 2011 Earnings Release

January 26, 2012

Net income for the fourth quarter of 2011 increased 59 percent, or $12.3 million, compared to the fourth quarter of 2010.

Proppant Sales Volumes (in millions lbs)	Three Months Ended December 31, 2011	Three Months Ended December 31, 2010
Ceramic Proppant Volumes	339	317
Other Proppant Volumes*	48	15

Total	387	332

*	Includes CARBOBOND® RCS (resin-coated sand) and API / ISO certified ceramic proppant manufactured on an outsourced basis.

Full Year Results

For the year ended December 31, 2011, revenues increased 32 percent, or $152.6 million, compared to 2010. The increase is mainly attributed to the increase in proppant sales volume, an increase in the average proppant selling price, and an increase in the revenues of Falcon Technologies.

CARBO’s worldwide proppant sales volume totaled 1.6 billion pounds for the full year 2011, an increase of 19 percent compared to 2010. Sales volume in North America increased 21 percent primarily due to increases in both U.S. and Canada sales volume. International sales volume increased 12 percent primarily due to increases in Russia, Latin America and Asia Pacific, including China.

Full year net income for 2011 increased 65 percent, or $51.4 million, compared to 2010.

Technology and Business Highlights

•

Several wells were completed utilizing CARBO’s iPROPTM family of proppants. CARBOTAG® and CARBONRT® (a non-radioactive detectable proppant), have now been successfully deployed in North America, Latin America, Europe, Africa, the Middle East and Asia Pacific. This technology mitigates the issues surrounding the use of radioactive isotopes by the E&P industry.

•

Production data from key producing basins continues to substantiate the 20 percent plus gains in production and recovery CARBO expects operators to achieve when using our high conductivity ceramic proppant.

•

Falcon Technologies® achieved revenue growth of 20% in 2011 when compared to 2010. Falcon continues to develop and deliver solutions that are Engineered to ProtectTM the environment and our clients’ assets and reputations.

•

Fracpro®, the industry’s most popular frac simulation software, achieved record revenues in 2011 due to clients’ increased focus on fracturing in unconventional reservoirs and the need for multiple-fracture simulator solutions.

•	StrataGen® Engineering’s Data and Neural AnalysisSM (DANA) studies are gaining E&P operator interest by contributing to the optimization of completions and frac methods in the Bakken and Eagle Ford.

CARBO Ceramics Fourth Quarter and Fiscal Year 2011 Earnings Release

January 26, 2012

Outlook

CEO Gary Kolstad commented on the outlook for the Company stating, “We believe 2012 industry activity levels will be influenced by many factors. The contraction of North American natural gas fundamentals should be balanced by the continued strength of the liquids-rich unconventional plays, which should lead to volume growth for CARBO in these plays. We are pleased that we continue to see more clients adopting our high conductivity ceramic proppant in these liquids-rich plays.

“Our financial position remains strong and debt-free, and it affords us the ability to fund our growth from internally generated cash flows. We remain committed to growing our proppant manufacturing capacity, for both ceramic and resin-coated sand.

“With respect to our ceramic production capacity and as we noted last quarter, we have submitted our environmental permit application for our new plant in Millen, Georgia. Although timing is still uncertain surrounding the receipt of an approved permit, we expect this plant could commence production before the end of 2013.

“Regarding our resin-coated sand operations, we initiated the start-up process on our second resin-coating line in New Iberia in late January 2012. Our resin-coating expansion efforts continue at our Marshfield, Wisconsin site. The first phase of this project is completing our sand processing plant, which is expected to be operational by the end of the second quarter 2012. Once completed, we will be back-integrated into our own sand reserves which will feed our New Iberia plant and ultimately our resin-coating operations in Marshfield.

“Separately, our environmental risk reduction business, Falcon Technologies, achieved revenue growth of 20 percent in 2011. We are excited about the future of this business as we expect our Engineered to ProtectTM solutions and the environmental stewardship exhibited by our clients to drive future growth.

“We believe 2012 will be another successful year for CARBO. We will continue to market the benefits that increased conductivity can achieve for our clients through Economic Conductivity® analysis,” Mr. Kolstad concluded.

As previously announced, a conference call to discuss the Company’s fourth quarter results is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern). To participate in the teleconference, investors in the U.S. should dial 1-877-883-0383 at least 10 minutes before the start time and reference conference number 2305150. Canada-based callers should dial 1-877-885-0477, and international callers outside of North America should dial 1-412-902-6506. The conference call also can be accessed by visiting the Company’s website, www.carboceramics.com.

CARBO is the world’s largest supplier of ceramic proppant for fracturing oil and gas wells; provider of the industry’s most popular fracture simulation software; and a provider of fracture design and consulting services. The Company also provides a broad range of technologies for spill prevention, containment and countermeasures, along with geotechnical monitoring.

The statements in this news release that are not historical statements, including statements regarding our future financial and operating performance, are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. All forward-looking statements are based on management’s current expectations and estimates, which involve risks and uncertainties that could cause actual results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, changes in the cost of raw materials and natural gas used in manufacturing our products, changes in demand and prices charged for our products, changes in the demand for, or price of, oil and natural gas, risks of increased competition, technological, manufacturing, distribution and product development risks, loss of key customers, changes in government regulations, foreign and domestic political and legislative risks, the risks of war and international and domestic terrorism, risks associated with foreign operations and foreign currency exchange rates and controls, weather-related risks and other risks and uncertainties described in our publicly available filings with the Securities and Exchange Commission. We assume no obligation to update forward-looking statements, except as required by law.

- tables follow -

CARBO Ceramics Fourth Quarter and Fiscal Year 2011 Earnings Release

January 26, 2012

	Three Months Ended December 31		Twelve Months Ended December 31
	2011	2010	2011	2010
	(In thousands except per share data)		(In thousands except per share data)
Revenues	$158,123	$119,584	$625,705	$473,082
Cost of sales	93,275	73,218	363,990	298,411

Gross profit	64,848	46,366	261,715	174,671
Selling, general & administrative expenses	15,627	13,903	62,381	52,635
Start-up costs	57	356	184	977
Loss on disposal or impairment of assets	11	1,245	1,548	1,449

Operating profit	49,153	30,862	197,602	119,610
Interest income, net	37	47	197	178
Foreign currency exchange gain (loss), net	93	(46)	(135)	(96)
Other expense, net	(95)	(35)	(214)	(343)

Income before income taxes	49,188	30,828	197,450	119,349
Income taxes	16,071	10,013	67,314	40,633

Net income	$33,117	$20,815	$130,136	$78,716

Earnings per share:
Basic	$1.43	$0.90	$5.62	$3.41

Diluted	$1.43	$0.90	$5.62	$3.40

Average shares outstanding:
Basic	22,976	22,972	23,011	22,969

Diluted	22,978	22,979	23,012	22,977

Depreciation and amortization	$10,354	$7,420	$36,015	$27,728

Selected Balance Sheet Information

	December 31, 2011	December 31, 2010
	(In thousands)
Assets
Cash and cash equivalents	$41,270	$46,656
Other current assets	261,295	190,999
Property, plant and equipment, net	392,659	338,483
Intangible and other assets, net	33,477	10,380
Total assets	740,865	599,571

Liabilities and Shareholders’ Equity
Accrued income taxes	$—	$113
Other current liabilities	79,066	51,134
Deferred income taxes	31,641	26,345
Shareholders’ equity	630,158	521,979

Total liabilities and shareholders’ equity	$740,865	$599,571